Exhibit 99.2

Share Purchase Agreement

This agreement (hereinafter referred to as the “Agreement”) is signed by the following parties (hereinafter referred to as the “Trading Parties”) on November 30, 2023 (hereinafter referred to as the “Agreement Date”), with the aim of regulating the relevant matters of stock block trading.

1、 Both parties involved in the transaction

Party A (Seller):

TBSG’s Account name: HONEST INTERNATIONAL INDUSTRIAL LIMITED

Party B (Buyer):

TBNZ’s Account name: GMB Wisdom Sharing Platform Co., Ltd. TBNZ’s

2、 Trading stocks

Both parties agree to conduct bulk trading on the following stocks:

Stock Name: Sunrise New Energy

Stock code: EPOW

Transaction quantity: 245,000

Trading price and amount: closing price on the trading day, trading after market

3、 Transaction terms

Transaction method: payment wired

Transaction date: January 2, 2024

4、 Transaction confidentiality

Both parties agree to keep confidential all information, data, and documents involved in this transaction and not disclose or disclose them to any third party, except for those that need to be disclosed according to law.

5、 Effectiveness and Termination of Agreement

This agreement shall come into effect from the date of signing and shall expire upon completion of the aforementioned transactions.

Either party who wishes to terminate this agreement during its validity period shall notify the other parties in writing in advance. The termination notice should be delivered to the other party 3 days in advance, otherwise the termination notice is invalid.

6、 Dispute resolution

In case of any disputes arising during the performance of this agreement, both parties shall resolve them through friendly consultation. If the negotiation fails, either party may initiate arbitration with a competent arbitration institution.

7、 Other terms

Any matters not covered in this agreement shall be separately negotiated and determined by both parties to the transaction, and shall be supplemented in writing as a supplementary part of this agreement.

This agreement is made in duplicate, with the seller and buyer each holding one copy, which has equal legal effect.

(signatures and date)